UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

_______________________________________________________________

PRIME GLOBAL CAPITAL GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas

50480 Kuala Lumpur, Malaysia

(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offer Letter to Acquire Real Estate in Selangor, Malaysia

On February 13, 2012, an Offer Letter, or the Offer Letter, was issued on behalf of PGCG Properties Sdn. Bhd., one of our affiliated entities, pursuant to which PGCG Properties Sdn. Bhd., or a designee thereof, offered to purchase all of the issued and outstanding securities of Dunford Corporation Sdn. Bhd, or Dunford, at a purchase price equal to RM 55,000,000 less all liabilities (including contingent liabilities), subject to the satisfactory completion of due diligence within 30 days by Prime Global Capital Group Incorporated, a Nevada corporation, or “we”, “us” or the “Company.” Dunford’s primary assets comprise of certain real properties located in Selangor, Malaysia.

We deposited into escrow the amount of RM 1,100,000, which amount will be applied toward the purchase price upon the consummation of the sale, forfeited as liquidated damages or otherwise refunded to us with interest in accordance with the terms of the Offer Letter. We further agreed to deposit an additional amount equal to 8% of the purchase price upon the execution of the definitive purchase agreement by the parties.

We are in the process of negotiating the terms of the definitive purchase agreement and expect to complete the acquisition in the near future.

A copy of the Offer Letter is incorporated herein by reference and filed as Exhibit 10.1 to this Current Report on Form 8-K. The description of the transactions contemplated by the Offer Letter set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated herein by reference.

Memorandum of Understanding Regarding Investment In Castor Processing Plant

On February 14, 2012, we entered into a binding Memorandum of Understanding, or the MOU, with the Sinan County government of China’s Guizhou District pursuant to which the Sinan County government agreed to allocate to us land to construct a castor processing plant and plant castor seeds. Pursuant to the terms of the MOU, Sinan agreed to allocate to us 100 mu of land located within Sinan Industrial Park free of charge for a period of three years commencing February 14, 2012, for the purpose of constructing a castor processing plant. We are required to begin construction by April 30, 2012, and invest a minimum of RMB 150 million before the end of January 15, 2015, into the project. If we fail to make the minimum investment, Sinan County shall be entitled to collect in a lump sum fees for the use of the allocated land since the initialization of the project. Sinan County agrees to assist us in promoting castor planting in Sinan and other neighboring counties with a target of achieving 250,000 to 400,000 mu of plantation area within 1-3 years. We will be responsible for developing and managing the castor operations. The MOU is construed and enforceable in accordance with the laws of the People’s Republic of China.

A fair and accurate English translation of the MOU (which was originally written in Chinese) rendered internally by the Company is incorporated herein by reference and filed as Exhibit 10.2 to this Current Report on Form 8-K. The description of the transactions contemplated by the MOU set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibit filed herewith and incorporated herein by reference.

Sale of Company Securities

On March 6, 2012, we consummated the sale to Weng Kung Wong, our President and Chief Executive Officer, and one other accredited shareholder of the Company, of an aggregate of 1,076,000 shares of our common stock, par value $0.001 (the “Shares”), at a per share price of $2.984 or $3,210,784 in the aggregate, in accordance with the terms and conditions of a subscription agreement (the “Subscription Agreement”). Mr. Wong purchased 638,000 shares of Common Stock. As a result of this purchase, Mr. Wong beneficially owns 46,786,085 shares, or approximately 9.3%, of our issued and outstanding common stock. The Subscription Agreement contains terms and conditions that are normal and customary for a transaction of this type. We expect to receive net proceeds of approximately $3,200,000 from the sale of the Shares and will use the net proceeds for general corporate purposes. The Shares were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder.

The foregoing description of the Subscription Agreement is qualified in its entirety by reference to a form of the Subscription Agreement, which is filed as Exhibit 10.3 to this Current Report and incorporated herein by reference.

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Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter, dated February 13, 2012.
10.2	Memorandum of Understanding for Investment in Castor Processing Plant Project, dated February 14, 2012, by and between Sinan County Government and Prime Global Capital Group Incorporated
10.3	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: March 6, 2012

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer

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